SECURITY ASSIGNMENT AGREEMENT

(*Sicherungsabtretungsvereinbarung*)

so agreed on August 29th, 2018

between

RYDE GmbH,

as Assignor

and

ICOx Innovations Inc.,

as Assignee

THIS SECURITY ASSIGNMENT AGREEMENT (this **Agreement**) is made on August 29th, 2018

BETWEEN:

(1) **RYDE GmbH**, a limited liability company (*Gesellschaft mit beschränkter Haftung - GmbH*) incorporated under German law, business address Kurfürstenstraße 84, 10787 Berlin with its registered seat in Berlin, Germany, registered with the commercial register (*Handelsregister*) of the local Court (*Amtsgericht*) of Charlottenburg under register number HRA 177000 B

– (the **Assignor**) –

and

(2) **ICOx Innovations Inc.**, a company incorporated under the laws of Nevada, business address 4101 Redwood Avenue, Building F, Los Angeles, CA 90066

– (the **Assignee**) –

PREAMBLE

(A) On July 27, 2018 the Parties (as defined below) have entered into loan agreement (the **RYDE Loan Agreement**) in which the Assignee has agreed to make available to the Assignor a loan in the amount of USD 500,000 (hereinafter **Principle Amount RYDE**). The Parties acknowledge and agree that a USD 350,000 of the Loan as previously been advanced to the Assignor.

(B) The Assignor has agreed to assign its Software Rights of Use (as defined below) as security for the Assignee's claims against the Assignor under or in connection with the RYDE Loan Agreement.

(C) The execution and filing of this Agreement is a condition precedent to the disbursement of the remaining Principal Amount RYDE.

IT IS AGREED as follows:

1 Definitions and Construction

1.1 In this Agreement:

AktG means German Stock Corporation Act (*Aktiengesetz*);

BGB means German Civil Code (*Bürgerliches Gesetzbuch)*;

Collateral has the meaning given to it in clause 2.3;

Declared Default means the occurrence of an Event of Default in respect of which the Assignee has given notice to the Assignor of the exercise of its rights;

Event of Default means any Event of Default under the RYDE Loan Agreement for all Security;

Dominating Enterprise means a dominating enterprise (*herrschendes Unternehmen*) within the meaning of Section 17 et seq. AktG;

Existing Software Rights of Use (*Nutzungsrechte an bestehender Software*) means all Rights of Use of the Assignor in the software, know-how, ideas, drafts and documentation specified in **Schedule 1**;

US Security Agreement has the meaning given to it in clause 18.2.

Finance Documents means:

(a) this Agreement;

(b) the RYDE Loan Agreement;

(c) the US Security Agreement.

Future Software Rights of Use (*Nutzungsrechte an zukünftiger Software*) means all Rights of Use which the Assignor acquires after the date of this Agreement in the Future Software

Future Software means:

(a) updates and amendments to software listed in Schedule 1

(b) further know-how, ideas, drafts and documentation added to existing know-how, ideas, drafts and documentation listed in Schedule 1;

(c) other software, know-how, ideas, drafts and documentation developed by Staff of the Assignor.

For matter of clarification, such Future Software shall be added to Schedule 1.

HGB means German Commercial Code (*Handelsgesetzbuch)*;

Limit has the meaning given to it in clause 12.2;

Party means a party to this Agreement;

Revocation has the meaning given to it in clause 11.1;

Secured Obligations means any and all obligations (present and future; actual and contingent) which are (or are expressed to be) or become owing by the Assignor to the Assignee under or in connection with the Finance Documents (including; but not limited to, any obligation based on unjust enrichment (*ungerechtfertigte Bereicherung)* or tort (*Delikt*)); and

Security means any mortgage, charge, pledge, lien or assignment by way of security granted to secure the Secured Obligations.

Software means

(a) all software, know-how, ideas, drafts and documentation specified in Schedule **1**;

(b) Future Software

Software Rights of Use (*Nutzungsrechte an Software*) means:

(a) the Existing Software Rights of Use, and

(b) the Future Software Rights of Use,

Staff means employees of the Assignor, freelancers contracted by the Assignor – including persons provided by temporary employment agencies –, and any other persons working for the Assignor.

1.2 Words importing the plural shall include the singular and vice versa.

1.3 This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement, provided that where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.4 In this Agreement, any reference to:

(a) a defined document is a reference to that defined document as from time to time amended, varied, novated, restated, supplemented of extended; and

(b) **promptly** means without undue delay (*unverzüglich*) as contemplated by Section 121 BGB.

1.5 Headings are for ease of reference only and shall not affect the construction of this Agreement.

2 Assignment

2.1 The Assignor hereby assigns (*tritt ab*) to the Assignee by way of security (*sicherungshalber*) all of its Software Rights of Use.

2.2 The Assignee hereby accepts the assignment.

2.3 Together with all the Software Rights of Use assigned in accordance with this Agreement, all security, collateral, and all ancillary rights relating thereto, together with all rights resulting from the underlying agreements (hereinafter, together with the Software Rights of Use, the **Collateral**), are hereby transferred and assigned to the

Assignee, to the extent such rights are not transferred to the Assignee by operation of law pursuant to Sections 413, 401 BGB.

3 Maintenance of Liable Capital

3.1 The Assignor hereby confirms to the Assignee that – at the time of the creation of the Security and to the extent that such Security directly or indirectly secures liabilities of its Dominating Enterprise (*herrschendes Unternehmen*) of the Assignor – the Assignor's Net Assets are more than zero and the creation of the security interest hereunder would not bring the Assignor into a situation in which the Assignor's Net Assets would be reduced to less than zero.

3.2 The Assignor is obliged after the creation of the respective security interest to avoid any activities which would directly result in the Net Assets being reduced to less then zero, and to notify the Assignee promptly of the occurrence of any external conditions which would lead to its Net Assets becoming less than zero.

4 Time of Assignment

The Existing Software Rights of Use shall pass to the Assignee on the execution of this Agreement and all Future Software Rights of Use shall pass to the Assignee at the time at which they come into existence.

5 Security Purpose

The assignment hereunder shall serve as security for the prompt and complete satisfaction of the Secured Obligations.

6 Representations and Warranties

The Assignor hereby represents and warrants to the Assignee by way of independent guarantee (*selbständiges Garantieversprechen*) that:

(a) it has acquired and will acquire exclusive and unrestricted rights of use (content-wise, temporally and geographically) in the Software from all persons involved in developing the Software, including the right of use for unknown uses;

(b) it has acquired and will acquire the right to adapt (*Bearbeitungsrecht*) the Software from all persons involved in developing the Software;

(c) it is the sole legal owner (*Inhaber*) of the Software Rights of Use;

(d) the Software Rights of Use have not been encumbered for the benefit of any third party;

(e) the Software Rights of Use are freely transferable and assignable;

(f) this Agreement constitutes its legal, valid and binding obligations and the assignment hereunder constitutes a first priority security interest in the Software Rights of Use; and

(g) all necessary authorisations to enable or entitle the Assignor to enter into this Agreement have been obtained and are in full force and effect and will remain in full force and effect at all times during the subsistence of the security hereby constituted.

7 Undertakings

During the term of this Agreement, the Assignor undertakes to the Assignee:

7.1 to refrain from any acts or omissions which might result in a material decline in the aggregate value or in a loss of the Software Rights of Use;

7.2 to notify the Assignee promptly if the Assignee's rights in respect of the Software Rights of Use are prejudiced or jeopardised by attachment or by other material actions of third parties. Such information shall be accompanied, in the case of any attachment, by a copy of the order for attachment as well as all documents required for the filing an abjection against the attachment, and, in case of any other actions by third parties, by copies evidencing which actions have been or will be taken, respectively, as well as all documents required for the filing of an objection against such actions. The Assignor shall further be obliged to inform promptly the attaching creditors or other third parties asserting rights with respect to the transferred rights and claims in writing of the Assignee's rights in respect of the Software Rights of Use;

7.3 to inform the Assignee of any subsequent material changes in the value of any of the Software Rights of Use promptly after becoming aware of such changes;

7.4 to give the Assignee, upon request, all information, evidence, and documents which are necessary for the evaluation and/or enforcement of the Software Rights of Use; and

7.5 to notify the Assignee promptly of any event or circumstance which might be expected to have a material adverse effect on the validity or enforceability of this Agreement.

8 Right of Inspection

8.1 The Assignor undertakes to provide, upon reasonable demand, any information and to submit any evidence and documents reasonably required for the examination and enforcement of the Software Rights of Use to the Assignee.

8.2 Upon giving prior notice to the Assignor, the Assignee shall have the right to inspect either itself or through a duly authorised agent the Assignor's documents for the purpose of inspecting and realising the Software Rights of Use.

9 Book Keeping and Data Processing

9.1 If information or documents which are necessary to enforce the Software Rights of Use have been handed over by the Assignor to a third party (in particular a book keeping firm or a tax consultant), the Assignor hereby assigns to the Assignee its right to demand from such third party the return of the information and documents. The Assignor hereby undertakes to instruct the third party to provide the Assignee upon demand with such information and documents which are necessary to enforce the Software Rights of Use.

9.2 If Information relating to the Software Rights of Use has been stored in electronic data processing facilities, the Assignor shall grant the Assignee access to such facilities including the peripheral equipment and all data concerning the Software Rights of Use. Moreover, software operators shall be made available insofar as required and all necessary assistance shall be provided to the Assignee. If a third party handles the electronic processing of data, the Assignor hereby assigns to the Assignee all rights against such third party relating to these services and instructs such third party to

handle the processing of data for the Assignee upon its instructions as it did for the Assignor prior to such event.

10 Use of the Software by the Assignor

10.1 The Assignor may use the Software in the course of its business operations (*schuldrechtliche Befugnis zur Nutzung der Software*). The Assignor may not allow third parties to use the Software, except with the explicit consent of the Assignee.

10.2 The Assignor may adapt (*bearbeiten*) the Software in the course of its business operations.

11 Enforcement

11.1 At any time after the occurrence of a Declared Default, the Assignee may revoke or otherwise limit the Assignor's power to use the Software in the course of its business operations (the **Revocation**) in such manner as the Assignee sees fit. The Assignee will take the aforementioned measures only to the extent that it is necessary to satisfy the Secured Obligations.

11.2 The Assignee shall notify the Assignor in writing at least five (5) Business Days in advance of a Revocation. Such notice shall not be necessary if:

(a) the Assignor has suspended payments to its creditors generally; or

(b) insolvency proceedings have been commenced against the Assignor; or

(c) the Assignee has reasonable grounds to believe that the observance of the notice period will materially adversely affect the Assignee's security interests.

11.3 Following a Revocation, the Assignee may demand the prompt delivery by the Assignor of all documents relating to the Software.

11.4 Following a Revocation, the Assignor is no longer allowed to use the Software.

12 Release (*Freigabe*)

12.1 Upon complete and irrevocable satisfaction of the Secured Obligations, the Assignee shall promptly, at the cost and expense of the Assignor, reassign and/or retransfer the Software Rights of Use to the Assignor, which shall accept such reassignment and/or retransfer, and surrender any excess proceeds resulting from any realisation thereof.

12.2 At any time when the total value of the aggregate security granted by the Assignor to secure the Secured Obligations which can be expected to be realised in the event of an enforcement of the Security (*realisierbarer Wert*) not only temporarily exceeds 110 % of the Secured Obligations (the **Limit**), the Assignee shall on demand of the Assignor release such part of the Security (*Sicherheitenfreigabe*) as the Assignee may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

12.3 The Assignee is free to select the Software Rights of Use to be released under this clause 12 (Release (*Freigabe*)).

13 Realisable Value

13.1 To determine the realisable value of the Software Rights of Use for the purpose of clause 12.2 above, the nominal value of the Software Rights of Use as indicated in **Schedule 1** shall serve as a basis, subject to the deduction of non-assignable Software Rights of Use or Software Rights of Use where assignability is subject to a third party's consent and such consent has not been granted.

13.2 In cases of doubt (for example in the case of Software Rights of Use governed by laws other than German law), the Assignee shall have the right to retransfer any Software Rights of Use of its choice to the Assignor.

13.3 The nominal amount determined as aforesaid shall be reduced by an amount equivalent to 25 % thereof.

13.4 The Assignor and/or the Assignee can demand a change of the reduction provided for in clause 13.3 if the actual value of security deviates substantially from the value determined as described above as a result of intervening circumstances.

14 Indemnity

14.1 The Assignee shall not be liable for any loss or damage which is suffered by the Assignor, save for loss or damage which is suffered as a result of the wilful misconduct (*Vorsatz*) or gross negligence (*grobe Fahrlässigkeit*) of the Assignee.

14.2 The Assignor shall, immediately on demand, indemnify the Assignee against any losses, actions claims, expenses, demands and liabilities which may be made against or incurred by the Assignee for anything done or omitted in the exercise or purported exercise of its powers and rights under this Agreement or occasioned by a breach by the Assignor of any of its obligations, save to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Assignee as a result of its wilful misconduct (*Vorsatz*) or gross negligence (*grobe Fahrlässigkeit*).

15 Duration and Independence

15.1 This Agreement shall remain in full force and effect until the complete and irrevocable satisfaction of the Secured Obligations.

15.2 This Agreement shall create a continuing security and no change or amendment whatsoever to any Finance Document shall affect the validity and scope of this Agreement or the obligations which are imposed on the Assignor pursuant to it.

15.3 The security interests created under this Agreement are independent from any other security interest or guarantee which may have been granted to the Assignee with respect to the Secured Obligations. No such other security interest or guarantee shall prejudice, or shall be prejudice by, or shall be merged in any way with, this Agreement.

15.4 This Agreement shall inure to the benefit of the Assignee, its successors and assigns.

16 Assignment and Transfer

16.1 The Assignee may assign, transfer or otherwise dispose of all or any part of its rights and obligations under this Agreement to any person.

16.2 The Assignor shall not be entitled to assign, transfer or otherwise dispose of all or any part of its rights and obligations under this Agreement without the prior written consent of the Assignee.

17 Further Assurance

17.1 Should any further actions and/or declarations be necessary in order to validly assign the Collateral as contemplated by this Agreement or any part thereof to the Assignee, the Assignor undertakes to take such actions and/or to provide such declarations, at its cost and expense, upon the Assignee's reasonable demand.

17.2 The Assignor hereby authorises (*bevollmächtigt*) the Assignee to make any declarations and perform any actions which are required in connection with this Agreement (including the right to grant sub-power of attorney (*Untervollmacht)*) in its name. The Assignee is hereby exempted from the restrictions of Section 181 BGB and any similar restriction of the applicable laws of any other jurisdiction.

18 Entire Agreement / Relation to US Security Agreement

18.1 This Agreement constitutes the entire agreement of the Parties hereto with regard to the subject matter hereof and supersedes all oral, written or other type of agreements in respect thereof.

18.2 On July27th, 2018, the Parties have entered into a security agreement under US Law (the US Security Agreement). For clarification purposes, the Parties agree that with respect to Software Rights of Use only the provisions of this Agreement shall apply.

19 Severability

If any provision of this Agreement or part hereof should be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by a provision which reflects as closely as possible the economic purpose of, and the intent of the parties under, the invalid or unenforceable provision.

20 Costs and Expenses

20.1 Each Party shall bear its costs arising from the preparation, execution and amendment of this Agreement.

20.2 The Assignor shall bear all costs, fees and expenses arising from the enforcement or preservation of the Assignee's rights hereunder, including legal fees and related expenses.

21 Amendments

Changes to and amendments of this Agreement including this clause 21 (Amendments) must be made in writing.

22 Miscellaneous

22.1 No failure or delay on the part of the Assignee to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Assignee of any power, right or remedy preclude any other or further exercise thereof or the exercise of any power, right or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

22.2 Any notice or other communication under or supplied in connection with this Agreement shall be in the English language or shall be accompanied by a certified translation into English upon which the recipient shall be entitled to rely.

22.3 This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same agreement.

23 Notices

23.1 All notices and communications under or in connection with this Agreement shall be in writing delivered personally or by prepaid letter (airmail if available) or fax or e-mail and be sent:

To the Assignor at:
RYDE GmbH
Kurfürstenstraße 84
10787 Berlin

Attention: Jan Denecke
Email: jd@RYDE.one

To the Assignee at:
ICOx Innovations Inc.
4101 Redwood Avenue, Building F
Los Angeles, CA 90066
Attention: Michael Blum
Email: michael.blum@ICOxinnovations.com

With a copy, which shall not constitute notice, to:
Clark Wilson LLP
900-885 West Georgia Street
Vancouver, BC V6C 3H1
Attention: Virgil Z. Hlus
Email: vhlus@cwilson.com

or to such other address as is notified in accordance with this clause 23 (Notices) by the relevant Party to the other Parties from time to time.

23.2 Any notice or communication shall be deemed to have been received (*widerlegbare Vermutung*), in the case of a letter, when delivered personally or when delivered per post; two (2) Business Days in case of national delivery and seven (7) Business Days in case of international delivery after it has been deposited in the post (postage prepaid) and, in the case of a fax, when a complete and legible copy is received by the addressee (unless the time of dispatch of any fax is after close of business in which case it shall be deemed to have been received at the opening of business on the next Business Day).

24 Governing Law and Jurisdiction

24.1 This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.

24.2 The place of jurisdiction shall be Berlin, Germany, provided, however, that the Assignee shall also be entitled to take legal action against the Assignor before any other court of competent jurisdiction.

RYDE GMBH

By: /s/ Jan Denecke

Name: Jan Denecke

Title: Chief Executive Officer

ICOX INNOVATIONS, INC.

By: /s/ Michael Blum

Name: Michael Blum

Title: Chief Financial Officer